CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-1A (the "Registration Statement") of our report dated March 13, 1997, relating to the financial statements and financial highlights of TCW/DW Emerging Markets Opportunities Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
November 5, 1997